 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Unioil
(Name of Registrant As Specified In Its Charter)

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Unioil
3817 Carson Avenue
Evans, Colorado  80620
_______________

Information Statement
_______________

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD
OF DIRECTORS OF THE COMPANY.  WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

          This Information Statement is being furnished to stockholders of Unioil, a Nevada corporation ("Unioil" or the "Company"), in connection with a Special Meeting of Stockholders of the Company (the "Meeting"), to be held on November 8, 2005, at the Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado, at 2:00 p.m. (Mountain Time), and any and all adjournments of the Meeting.  This Information Statement is first being mailed to stockholders on or about October 24, 2005.

          Only stockholders of record at the close of business on October 3, 2005, (the "Record Date") are entitled to notice of and to vote at the Meeting.  As of the Record Date, the Company had issued and outstanding 99,941,657 shares of Common Stock, par value $0.01 per share ("Common Stock").  A majority in interest of the common stockholders on the Record Date must be present, in person or by proxy, at the Meeting to constitute a quorum.  Each share of Common Stock will carry one vote on the proposals described below, as well as on any other matters that may properly come before the Meeting.

          So far as the Company is aware, no matters other than the ones outlined in this Information Statement will be presented at the Meeting for action on the part of the stockholders.

Security Ownership of Certain Beneficial Owners and Management

          The table below sets forth, as of October 3, 2005, the number of shares of the Company's outstanding voting stock, all of which is Common Stock, owned by persons known by the Company to own or control beneficially more than five percent of its outstanding voting stock, the number of shares owned by each director and executive officer of the Company, and the number of shares owned by all executive officers and directors as a group.

                                                                                               Beneficial Ownership
                                                                                  Number of                 % of  Shares
Name and Address                                                        Shares                    Outstanding

Charles E. Ayers, Jr.(1)                                              65,017,294(2)                 65.1%
710 N. Hamilton St.
Richmond, VA  23230

John Bader                                                                10,915,839                    10.9%
2525 Ridgemar Blvd.
Unit 412
Forth Worth, TX  76116

Jesse L. Barber(1)                                                          452,500                       0.5%
101 Queen Anne Drive
Hopeville, VA 23860

All Officers and
Directors as a Group
(two individuals)(2)                                                    65,469,794(2)(3)              65.5%
_____________________

(1)            The person listed is an executive officer, a director, or both.

(2)         The figure shown includes an aggregate of 5,216,463 shares of Common Stock held of record by five members of Mr. Ayers' immediate family, no one of whom held more than 2,374,898 shares.

(3)         The figure shown does not include 4,525,000 shares owned of record by Fred C. Jones, a former officer and director.

Changes in Control

          Because of the large percentage of shares owned beneficially by Mr. Ayers, the death of Mr. Ayers would cause a change in control of the Company in favor of the heirs or legatees of Mr. Ayers.

          The Company knows of no other circumstances, arrangements, or understandings, the operation of which may at a subsequent date result in a change of control of the Company.

Required Vote

          The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required to approve and adopt the proposals described below.  Company stockholders are entitled to one vote at the Meeting for each share of Common Stock held of record as of the Record Date.  The directors and executive officers of the Company, and their affiliates, together beneficially own approximately 65.5% of the outstanding Common Stock and they have indicated that they intend to vote their shares in favor of the proposals set forth in this Information Statement.

PROPOSAL NUMBER 1

PLAN TO RESTRUCTURE THE CAPITAL OF THE COMPANY THROUGH A
REVERSE STOCK SPLIT

          The Board of Directors of the Company has concluded that it would be advisable (i) to effect a reverse stock split of the outstanding shares of Common Stock, and (ii) to provide for the payment of cash in lieu of fractional shares otherwise issuable in connection therewith.  Items (i) and (ii) above shall be referred to collectively as the "Reverse Stock Split" or the "Plan."  The Plan was adopted by the Company's Board of Directors and is subject to approval by the Company's stockholders.

Effects of Reverse Stock Split

          Upon approval, the Plan will effect a reverse stock split of the existing Common Stock and will result in one share of post-split Common Stock, par value $0.01 per share ("New Common Stock"), being received in exchange for each ten outstanding shares of Common Stock.  Under its Articles of Incorporation, the Company is authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share, of which 99,941,657 shares were issued and outstanding at the close of business on October 3, 2005.  The Reverse Stock Split will not have a material impact on the aggregate assigned value of the outstanding shares of Common Stock for financial statement purposes.  The Reverse Stock Split, however, will reduce the number of shares of Common Stock outstanding and will increase the number of authorized but unissued shares of Common Stock.

          The principal effect of the Reverse Stock Split would be to decrease the number of outstanding shares of Common Stock from 99,941,657 to approximately 9,994,166, while the number of authorized shares of Common Stock would remain at 100,000,000 shares.  As a result, the number of shares of Common Stock available for issuance by the Company would increase from 58,343 to 99,005,834 (see table below).  Except for those stockholders who would receive cash in lieu of fractional shares, the Reverse Stock Split, by itself, would not have a material effect upon any stockholder's proportionate equity interest in the Company.

          The table set forth below illustrates the principal effects of the Reverse Stock Split on the Company's Common Stock.

                                                                                 Prior to                       After
Number of Shares                                                     Reverse Stock Split     Reverse Stock Split

Common Stock

  Authorized .............................................................  100,000,000                100,000,000

  Outstanding ...........................................................     99,941,657                    9,994,166

  Available for future issuance ....................................          58,343                   90,005,834

                                                                                 Prior to                       After
Financial Data(1)                                                        Reverse Stock Split     Reverse Stock Split(2)

Stockholder's equity

  Common Stock ....................................................  $       999,417               $         99,942

  Capital in excess of par value ................................  $  18,914,190                   19,813,665

  Retained Deficit ....................................................  $ (16,796,485)                (16,796,485)

  Total Stockholder's equity ....................................   $    3,117,112                    3,117,112

Common Stock par value per share ........................   $  0.01                          $   0.01

Income per common share(3) ..................................   $  .00                            $    .01

(1)  Based upon June 30, 2005, data.

(2)  Subject to adjustment attributable to the repurchase of fractional shares.

(3)  Reflects net income for the six months ended June 30, 2005.

Reasons for Reverse Stock Split

          The principal purpose of the Reverse Stock Split is to adjust the ratio between the number of outstanding shares of Common Stock and the number that would be available for future issuance.  Without the adjustment of the ratio, the Company will not have enough authorized but unissued capital to be able to issue the number of shares that are likely to be required in any future capital-raising or strategic partnering transactions.

          In addition, the Board of Directors of the Company is of the opinion that any reasonable projections regarding the price per share of the Company's Common Stock are low enough to have a tendency to diminish the prospects for future, effective marketability of the stock because of the reluctance of many leading brokerage firms to recommend lower-priced stocks to their clients.  The policies and practices of a number of brokerage houses, moreover, tend to discourage individual brokers within those firms from dealing in lower-priced stocks.  Some of such policies and practices pertain to the payment of broker's commissions and to time-consuming procedures that operate in such a manner as to render the handling of lower-prices stocks unattractive to brokers from an economic perspective.  The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission payable on the sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

          The Board of Directors hopes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split, and the possible corresponding increased value per share will stimulate interest in the Company's New Common Stock and promote the possibility of creating liquidity for the Company's stockholders with respect to those shares currently held by them.  The possibility does exist, however, that such liquidity could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

          The Board of Directors also hopes that the Reverse Stock Split will result in a price level for the shares that will mitigate the present reluctance, policies and practices on the part of brokerage firms referred to above and diminish the adverse impact of trading commissions on the potential market for the Company's shares.  There can be no assurance, however, that the Reverse Stock Split will achieve the desired results, as outlined above, nor can there be any assurance that the increased price per share of the New Common Stock immediately after the Reverse Stock Split will continue to escalate or even be sustained for any prolonged period of time.

          Management of the Company is not aware of any present efforts by any person to accumulate Common Stock or to obtain control of the Company and the Reverse Stock Split is not intended to be an anti-takeover device.  Approval of this proposal is being sought simply to enhance the image of the Company, its corporate flexibility, and future capital-raising efforts.

Market for the Company's Common Stock

          For more than the past two years, no systematic quotations of the Company's stock have been available, to the best of management's knowledge.

          The number of holders of record of Common Stock as of October 3, 2005, was approximately 2,100  which does not include stockholders whose shares are held in street or nominee names.  The Company believes that the actual number of stockholders is approximately 2,800.  The Company does not believe the Reverse Stock Split will result in a material reduction of the number of stockholders of the Company.

          Holders of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors.  No dividends on the Common Stock have been declared or paid by the Company, nor does the Company anticipate that dividends on the Common Stock will be declared in the foreseeable future.

Exchange of Stock Certificates and Liquidation of Fractional Shares

          If the proposal is approved by the Company's stockholders, the Company will amend its Articles of Incorporation, and file the same, as amended, with the Secretary of State of the State of Nevada as soon as shall be practicable following the Meeting.  The Reverse Stock Split will become effective on the date of such filing (the "Effective Date").  Atlas Stock Transfer Corporation has been appointed by the Company as exchange agent (the "Exchange Agent") to act for holders of Common Stock in implementing the exchange of their certificates.

          As soon as shall be practicable after the Effective Date, stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing New Common Stock.  One share of New Common Stock will be issued in exchange for ten currently issued and outstanding shares of Common Stock.  Beginning with the Effective Date, each certificate representing shares of the Common Stock will be deemed for all corporate purposes to evidence either ownership of shares of New Common Stock or, to the extent a stockholder holds a number of shares not evenly divisible by ten, fractional interests for which the Company will pay cash as described below.

          No scrip or fractional certificates will be issued in connection with the Reverse Stock Split.  Assuming approval of the Reverse Stock Split by the Company's stockholders, stockholders who ostensibly would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by ten, will be entitled, in lieu thereof, to a cash payment at a price equal to the closing bid price of the Common Stock on the trading day prior to the Effective Date for each such share of Common Stock held on the Effective Date upon surrender to the Exchange Agent of certificates representing such shares.

          The Company will either deposit sufficient cash with the Exchange Agent or set aside sufficient cash for the purchase of the above referenced fractional interests, which the Company estimates will total approximately 1,000 shares of Common Stock.  Stockholders are encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of the New Common Stock and to claim the sums, if any, due them for fractional interests promptly after the Effective Date.  Under the escheat laws of the various jurisdictions where stockholders reside, the Company is domiciled, and the funds will be deposited, sums due for fractional interests which are not timely claimed after the Effective Date may, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdictions, be required to be paid to the designated agent for each such jurisdiction.  Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

          The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described above.  No service charge will be payable by stockholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which costs will be borne and paid by the Company.

Federal Income Tax Consequences

          A summary of the federal income tax consequences of the Reverse Stock Split is set forth below.  The following discussion is based upon present federal tax laws and does not purport to be a complete discussion of such consequences.  Accordingly, stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the Reverse Stock Split on their individual tax status.

          The Reverse Stock Split will be a tax-free recapitalization to the Company and its stockholders to the extent that shares of currently issued and outstanding Common Stock are exchanged for shares of New Common Stock.

          The shares of New Common Stock issued to each stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, reduced by the amount of proceeds, if any, received from the sale of fractional interests and increased by any gain recognized on that sale.

          A stockholder's holding period for shares of New Common Stock will include the holding period for shares of Common Stock exchanged therefor, provided that the shares of Common Stock were capital assets held by such stockholder.

          Stockholders who receive cash for all their holdings will recognize a gain or loss for federal income tax purposes as a result of the disposition of their shares of Common Stock.  Although it is impossible to predict with certainty the tax consequences to stockholders who receive cash for some of their holdings, in all likelihood such stockholders will recognize gain or loss for federal income tax purposes as a result of the disposition of a portion of their shares of Common Stock.  Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the Reverse Stock Split.

No Dissenter's Rights

          Under Nevada law, stockholders are not entitled to dissenter's rights with respect to the Plan.

PROPOSAL NUMBER 2

PROPOSAL THAT THE STOCKHOLDERS RATIFY THE SECTION OF AUDITORS

Change in Registrant's Certifying Accountant

          The certified public accounting firm of Prichett, Siler & Hardy, P.C., of Salt Lake City, Utah, audited the accounts and financial statements of the Company for the fiscal years ended December 31, 2002, 2003 and 2004.  For those fiscal years, Prichett, Siler & Hardy, P.C., also furnished tax and other consultation to the Company.

          In October of 2005, the Company dismissed Prichett, Siler & Hardy, P.C., and engaged Michael J. Larsen, LLC, of Sandy, Utah, as its principal accountant to audit its financial statements.  The change in the Company's auditors was effective on October 24, 2005.

          In connection with the audits for the Company's fiscal years ended December 31, 2002, 2003,  and 2004, and for the subsequent interim periods preceding the engagement of Michael J. Larsen, LLC, as the Company's auditor, there were no disagreements with Prichett, Siler & Hardy, P.C.,  concerning accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which would have caused Prichett, Siler & Hardy, P.C., to make a reference to the subject matter of the disagreement in connection with its reports.

          In connection with the audits for the Company's fiscal years ended December 31, 2002, 2003,  and 2004, the reports by Prichett, Siler & Hardy, P.C., relating to the financial statements of the Company did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified as to audit scope, accounting principles, or uncertainty.

          The decision to engage Michael J. Larsen, LLC, was recommended and approved by the Company's Board of Directors.

          Michael J. Larsen, LLC, has informed the Company that neither it nor any of its partners has any direct or indirect financial interest in the Company, or any connection during the past year with the Company, in the capacity of a promoter, underwriter, voting trustee, director, officer or employee.

Recommendation to Ratify the Selection of Michael J. Larsen, LLC, as Auditors

          The Board of Directors recommends that the stockholders of the Company vote in favor of ratifying the selection of Michael J. Larsen, LLC,  as the auditors who will audit financial statements, prepare or review tax returns, and perform other accounting services for the Company for the fiscal year ending December 31, 2005, or until the Board of Directors, in its discretion, selects another auditor.  An affirmative vote of the majority of shares represented at the meeting is necessary to ratify the selection of auditors.

          There is no legal requirement for submitting this proposal to the stockholders; however, the Board of Directors believes it to be of sufficient importance to seek such ratification.  Whether the proposal is approved or defeated, the Board may reconsider its selection of Michael J. Larsen, LLC.

          STOCKHOLDERS ARE REQUESTED BY THE BOARD OF DIRECTORS TO VOTE "FOR" THE APPROVAL OF THE PROPOSALS.

                                                                      BY ORDER OF THE BOARD OF DIRECTORS
Dated:                      , 2005

                                                                      ________________________________________
                                                                      Charles E. Ayers, Jr., Chairman